SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2004

SAVE THE WORLD AIR, INC.

(Exact name of registrant as specified in charter)

Nevada	0-29185	52-2088326

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5125 Lankershim Boulevard, North Hollywood, California 91601

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (818) 487-8000

(Former name or former address, if changed since last report)

Item 5. Other Events.
SIGNATURES

Item 5. Other Events.

The Company’s current primary focus remains on research and development of proprietary devices that can be installed on motor vehicles and which are designed to reduce harmful emissions, improve fuel efficiency and improve performance. Our prototype device, called “ZEFS”, intended to significantly reduce hydrocarbon and carbon monoxide emissions, while significantly increasing fuel economy. We have devoted the bulk of our efforts to complete the design and development of our production models and raise the financing required to do so.

In December 2002, we retained the RAND Corporation to study the validity and market potential of our technology. RAND determined that sufficient theoretical basis exists to warrant entry into a comprehensive product testing program. In May 2003, we entered into an arrangement in which RAND would coordinate and supervise both a theoretical scientific study of the concepts underlying the ZEFS device as well as an empirical study. We are presently engaged in independent laboratory testing of the ZEFS technology premise in order to gain better market acceptance by automobile manufacturers and governmental regulatory officials. We intend to continue our research and development efforts for the remainder of 2004.

In addition, the Company has also begun preliminary research and development into the relationship between magnets and fuel viscosity. The Company has had successful initial test results in reductions of viscosity in gasoline and is continuing testing in this area. If the Company is successful in this area, it may be able to obtain certification for this technology from the United State Environmental Protection Agency.

The Company believes that magnets may work on other fuels as well. Additional peer review is required in this field to determine the potential and desirability for commencing more active research and development.

In May 2004, the Company filed a provisional patent application in Australia for this technology.

The Company’s continued research and development on its ZEFS prototype and any research and development in the field of magnets and viscosity, as well as the ability to continue to fund operations during its pre-revenue phase, will require additional funding during 2004. While the Company is actively looking at funding possibilities, no assurance can be given that any funding will be available or, if it is available, that it will be on terms favorable to the Company. The Company’s failure to obtain necessary funding would have a material adverse effect on the Company’s ability to continue its research and development and on its ability to meet its expenses as they come due.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2004	SAVE THE WORLD AIR, INC.
	By:	/s/ Eugene E. Eichler
Eugene E. Eichler
President and Chief Financial Officer